Exhibit 16.1
Deloitte®

Deloitte & Touche LLP
Two World Financial Center
New York, NY 10281-1414
USA

Tel: +1 212 436 2000
Fax: +1 212 436 5000
www.deloitte.com
January 4, 2008
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561
Dear Sirs/Madams:
We have read Item 4 of ML Life Insurance Company of New York’s Form 8-K dated January 4, 2008, and have the following comments:
1.	We agree with the statements made in the first sentence in the first paragraph and the second and third paragraphs of item (a).

2.	We have no basis on which to agree or disagree with the statements made in the second sentence of the first paragraph in item (a) and all statements made in item (b).
Yours truly,

Member of
Deloitte Touche Tohmatsu